As filed with the Securities and Exchange Commission on May 16, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OLD NATIONAL BANCORP

(Exact name of registrant as specified in its charter)

Indiana	35-1539838
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Main Street, Evansville, Indiana	47708
(Address of Principal Executive Offices)	(Zip Code)

Tower Financial Corporation 1998 Stock Option and Incentive Plan

Tower Financial Corporation 2001 Stock Option and Incentive Plan

(Full title of the plan)

Jeffrey L. Knight, Esq.

Executive Vice President, Corporate Secretary

and Chief Legal Counsel

Old National Bancorp

P.O. Box 718

Evansville, Indiana 47705

(Name and address of agent for service)

(812) 464-1294

(Telephone number, including area code, of agent for service)

With a copy to:

Michael J. Messaglia, Esq.

Krieg DeVault LLP

One Indiana Square, Suite 2800

Indianapolis, Indiana 46204

(317) 636-4341

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1) (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, no par value, issuable upon exercise of outstanding stock options granted under the Tower Financial Corporation 1998 Stock Option and Incentive Plan	4,468 shares	$9.65	$43,116.20	$5.55
Common Stock, no par value, issuable upon exercise of outstanding stock options granted under the Tower Financial Corporation 2001 Stock Option and Incentive Plan	32,288 shares	$8.66	$279,614.08	$36.01
Totals	36,756 shares		$322,730.28	$41.57

(1)	Pursuant to Section 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock, no par value per share (“Common Stock”), registered hereby shall be deemed to include any additional shares that may become issuable as a result of the adjustment and anti-dilution provisions of the Tower Financial Corporation 1998 Stock Option and Incentive Plan and the Tower Financial Corporation 2001 Stock Option and Incentive Plan (collectively, the “Legacy Tower Plans”).
(2)	Represents the maximum number of shares of Common Stock issuable upon exercise of outstanding stock options granted under the Legacy Tower Plans, which options were assumed by us in connection with the merger of Tower Financial Corporation, an Indiana corporation (“Legacy Tower”), with and into us (the “Merger”). The Merger was consummated on April 25, 2014 whereupon each outstanding option granted under the Legacy Tower Plans converted into a fully vested option to purchase shares of Common Stock, subject to appropriate adjustments to the number of shares and the exercise price of each such option, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 9, 2013, by and between Legacy Tower and us.
(3)	Estimated in accordance with Rule 457(h) under the Securities Act, solely for the purpose of calculating the amount of registration fee, based on the weighted average per share exercise price of the options outstanding under the Legacy Tower Plans and assumed by us.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to an aggregate of 36,756 shares of Old National Bancorp common stock, no par value (“Common Stock”), issuable upon the exercise of options (the “Legacy Tower Options”) granted under the Tower Financial Corporation 1998 Stock Option and Incentive Plan and the Tower Financial Corporation 2001 Stock Option and Incentive Plan (collectively, the “Legacy Tower Plans”).

Pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 9, 2013, by and between Tower Financial Corporation, an Indiana corporation (“Legacy Tower”) and Old National Bancorp, an Indiana corporation (“Old National”), on April 25, 2014, Legacy Tower merged with and into Old National, with Old National continuing as the surviving corporation (the “Merger”). Old National is referred to herein as “we,” “our,” “us,” “Old National,” the “Registrant,” and the “Company.”

At the effective time of the Merger, each outstanding Legacy Tower Option issued pursuant to the Legacy Tower Plans converted into a fully vested option to purchase shares of Common Stock, subject to appropriate adjustments to the number of shares and the exercise price of each such option, pursuant to the terms of the Merger Agreement. This Registration Statement is being filed for the purpose of registering up to 36,756 shares of Common Stock issuable upon the exercise of the converted Legacy Tower Options.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Legacy Tower Plans as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, the Registrant will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Jeffrey L. Knight, Executive Vice President, Corporate Secretary and Chief Legal Counsel of the Registrant, at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement and made a part hereof:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2014;

(c)	the Registrant’s Current Reports on Form 8-K, filed with the Commission on January 8, 2014, January 23, 2014, March 18, 2014, April 11, 2014, April 28, 2014 and May 9, 2014 (other than the portions of those documents not deemed to be filed); and

(d)	The description of the Registrant’s common stock set forth in the registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on August 14, 2013, including any amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act) prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered pursuant to this Registration Statement have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be made a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Old National is an Indiana corporation. Old National’s officers and directors are and will be indemnified under Indiana law, the Third Amended and Restated Articles of Incorporation and the Amended and Restated By-laws of Old National against certain liabilities. Chapter 37 of the Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless limited by its articles of incorporation, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. Old National’s Third Amended and Restated Articles of Incorporation do not contain any provision limiting such indemnification.

The IBCL also permits a corporation to indemnify a director, officer, employee, or agent who is made a party to a proceeding because the person was a director, officer, employee, or agent of the corporation against liability incurred in the proceeding if (i) the individual’s conduct was in good faith, and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests, and (B) in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful, or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

Old National’s Third Amended and Restated Articles of Incorporation require it to provide indemnification to its officers and directors to the fullest extent authorized by the IBCL and to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding as authorized by the IBCL. Old National’s Third Amended and Restated Articles of Incorporation also authorize it to maintain insurance at its expense to protect itself and any of its directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust, or other entity against expense, liability or loss, whether or not Old National would have the power to indemnify such person against such expense, liability or loss under the IBCL. Old National currently maintains officer and director liability insurance.

Old National’s By-laws contain indemnification provisions to substantially the same effect as in the Third Amended Restated Articles of Incorporation.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are being filed as part of this Registration Statement:

Exhibit Number	Document

4.1	Third Amended and Restated Articles of Incorporation of Old National Bancorp (incorporated herein by reference to Exhibit 3.1 of Old National’s Current Report on Form 8-K filed with the Commission on October 28, 2013)

4.2	Amended and Restated By-laws of Old National Bancorp (incorporated herein by reference to Exhibit 3.1 of Old National’s Current Report on Form 8-K filed with the Commission on July 23, 2009)

4.3	Tower Financial Corporation 1998 Stock Option and Incentive Plan

4.4	Tower Financial Corporation 2001 Stock Option and Incentive Plan

5.1	Opinion of Krieg DeVault LLP regarding the legality of the securities

23.1	Consent of Krieg DeVault LLP (included in Exhibit 5.1)

23.2	Consent of Crowe Horwath LLP

24.1	Powers of Attorney

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) or the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

* * * * * * * * * * * *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on May 16, 2014.

OLD NATIONAL BANCORP (Registrant)

By:	/s/ Robert G. Jones
Robert G. Jones
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Robert G. Jones	Date: May 16, 2014
Robert G. Jones President, Chief Executive Officer and Director (Principal Executive Officer) *	Date: May 16, 2014
Christopher A. Wolking Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer) /s/ Joan M. Kissel	Date: May 16, 2014
Joan M. Kissel Senior Vice President and Corporate Controller (Principal Accounting Officer)

*Directors:	Larry E. Dunigan, Niel C. Ellerbrook, Phelps L. Lambert, Arthur H. McElwee, Jr., James T. Morris, Randall T. Shepard, Rebecca S. Skillman, Kelly N. Stanley, Linda E. White

*By:	/s/ Jeffrey L. Knight	Date: May 16, 2014
Jeffrey L. Knight, Attorney-in-Fact, pursuant to Powers of Attorney filed herewith

INDEX TO EXHIBITS

Number	Description

4.1	Third Amended and Restated Articles of Incorporation of Old National Bancorp (incorporated herein by reference to Exhibit 3.1 of Old National’s Current Report on Form 8-K filed with the Commission on October 28, 2013)

4.2	Amended and Restated By-laws of Old National Bancorp (incorporated herein by reference to Exhibit 3.1 of Old National’s Current Report on Form 8-K filed with the Commission on July 23, 2009)

4.3	Tower Financial Corporation 1998 Stock Option and Incentive Plan

4.4	Tower Financial Corporation 2001 Stock Option and Incentive Plan

5.1	Opinion of Krieg DeVault LLP regarding the legality of the securities

23.1	Consent of Krieg DeVault LLP (included in Exhibit 5.1)

23.2	Consent of Crowe Horwath LLP

24.1	Powers of Attorney